EXHIBIT 99.1

Harsco Corporation Reports Second Quarter 2011 Diluted Earnings Per Share From Continuing Operations of $0.47 vs. $0.40 in the Second Quarter Last Year

Revenues Up 11 Percent to $875 Million

HARRISBURG, Pa., July 28, 2011 (GLOBE NEWSWIRE) -- Worldwide industrial solutions company Harsco Corporation (NYSE:HSC) today reported second quarter 2011 results from continuing operations.

Second Quarter 2011 Highlights

Second quarter 2011 diluted earnings per share from continuing operations were $0.47, compared with $0.40 per share in the second quarter of last year. Income from continuing operations was $39.2 million, compared with $34.3 million in the second quarter last year. Sales increased by 11 percent in the quarter to $875 million, from $787 million in last year's second quarter. Foreign currency translation increased sales by approximately $62 million and operating income by approximately $2.7 million, when compared with the second quarter of last year.

For the first six months of 2011, diluted earnings per share from continuing operations were $0.62, compared with $0.50 per share in the first half of 2010. Income from continuing operations was $52.8 million, compared with $44.0 million in the first half of last year. Sales increased by 8 percent in the first half of 2011 to $1.7 billion, from $1.5 billion in last year's first half. Foreign currency translation increased sales by approximately $80 million and increased operating income by approximately $2.8 million, when compared with the first six months of 2010.

Comment

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Salvatore D. Fazzolari said, "We continue to be pleased with the overall performance of our operations. In addition to achieving results above the upper end of our previous guidance for the second quarter of this year, the quarter also benefited by $8 million ($0.07 per diluted share) from the reduction of estimated costs related to the first phase of our large equipment order to the Ministry of Railways of China.

"While we experienced some headwinds in the quarter within our Harsco Metals & Minerals Segment from lower stainless steel production at mills served, as well as lower stainless steel scrap pricing, both of which negatively affected margins, overall revenue growth was achieved and new contract bidding activity remains strong.

"Within our Harsco Infrastructure Segment, we are clearly achieving the substantial cost savings that we had anticipated as a result of our fourth quarter 2010 restructuring actions. While certain end-market challenges remain, particularly in the United Kingdom, the operating loss in the quarter was substantially reduced, both year-over-year and sequentially from the first quarter of the current year.

"Both our Harsco Rail and Harsco Industrial Segments continue to perform well as we expand both businesses across the globe.

"While we are encouraged by our results in the second quarter and the first half of 2011, it remains prudent for us to continue to view the near-term outlook with a degree of caution, particularly due to certain global market uncertainties. Nevertheless, we are for the second time this year raising our full-year 2011 earnings guidance by $0.05, from $1.30 to $1.40 diluted earnings per share from continuing operations to a new range of $1.35 to $1.45.

"This increased guidance for 2011 is based on the following factors. On the positive side, the expected full-year results factor in the lower cost of sales benefit from Harsco Rail that was realized in the second quarter as well as an anticipated lower effective tax rate for the second half of the year. The following factors were also considered in developing guidance: the impact of lower stainless steel scrap pricing in the Metals & Minerals Segment for both the second quarter and the remainder of the year; higher due diligence costs as we continue to review acquisition opportunities; a further deterioration of the United Kingdom economy and construction market affecting the Infrastructure Segment; and the timing of a Rail machine sale for China that has been re-staged for delivery from late in the fourth quarter of this year to early in the first quarter of 2012.

"Our present outlook for third quarter 2011 earnings from continuing operations is in the range of $0.37 to $0.42 per share, which compares with $0.26 per share in the third quarter of 2010."

Second Quarter Business Review

Harsco Metals & Minerals

Sales in the second quarter increased approximately $48 million to $424 million, up 13 percent from $376 million in last year's comparable quarter. Foreign currency translation increased sales in the quarter by approximately $34 million, and operating income by approximately $3.3 million. Operating income in the quarter decreased by $5.4 million to $35.3 million or 13 percent from last year's operating income of $40.7 million. Likewise, operating margins of 8.3 percent in the quarter were lower than the 10.8 percent in the second quarter of 2010. Last year's second quarter included a net asset gain of approximately $3.0 million that was not repeated in this year's second quarter, resulting in lower operating margins on a comparative basis by approximately 70 basis points. Furthermore, operating income and margins in this year's second quarter were both negatively affected by reduced commodity prices in the minerals and recycling technologies product group. The Company's on-site services to metal producers performed well in the quarter.

The outlook for this Segment remains favorable, with the expectation of further new contract signings in the second half of 2011 and a continuation of strong bidding activity longer-term. Looking ahead specifically to the second half of 2011, the Company expects lower stainless steel scrap pricing to negatively affect the minerals and recycling technologies product group, but this should be offset by continued favorable performance in the on-site services to metal producers. Overall this Segment is expected to show year-over-year improvement for the second half of 2011.

Harsco Infrastructure

Sales in the second quarter increased approximately 14 percent to $298 million, from $263 million in the second quarter of last year. Foreign currency translation increased sales by approximately $26 million in the quarter when compared with the second quarter of 2010, but had a negative effect on operating income in the quarter of approximately $0.9 million. An operating loss of $5.1 million was incurred in the quarter, compared with an operating loss of $13.6 million in the second quarter of last year and an operating loss of $17.5 million in the first quarter of this year.

As expected, this Segment is beginning to realize the forecasted savings from the successful implementation of the major restructuring plan announced at the end of 2010. The Company continues to expect such savings will approximate $40 million in 2011, with full annualized savings of $60 million starting in 2012. While average rental rates and utilization rates have stabilized in recent quarters, uncertainties remain in key end markets, particularly in the United Kingdom, several other European countries and, to a lesser degree, the United States.

The outlook for this Segment continues to be underpinned by the expected restructuring savings. This Segment should continue to show sequential improvement from the second quarter but is still expected to post operating losses in the third and fourth quarters. Longer-term, the full annualized cost savings of approximately $60 million starting next year should position the business to achieve break-even or better in 2012.

Harsco Rail

As expected, sales in the second quarter of 2011 decreased to $78 million, down approximately 10 percent from sales of $86 million in last year's second quarter. However, operating income in the quarter increased to $22.5 million, from $21.6 million in the comparable quarter of last year. Income in the quarter benefited by $8 million pre-tax due to a change in estimated costs related to the first phase of the China Ministry of Railways equipment order.

Excluding this $8 million item, operating margins in the second quarter of 2011 were 18.6 percent, compared with 25.0 percent in the second quarter of last year. Sales, income and margins in last year's second quarter benefited from the timing of equipment deliveries, which as previously discussed were heavily weighted in the second quarter and first half of 2010.

The outlook for this Segment continues to be favorable, and results in the second half should exceed last year's second half. However, this year's second half results will be impacted by the timing of a major machine sale to China which had been expected to be delivered late in the fourth quarter of 2011, but is now expected to be delivered early in the first quarter of 2012. The longer-term outlook for the Segment remains favorable. The global demand for railway maintenance-of-way equipment, parts and services continues to be strong. Closer to home, the Class I railroads in the United States continue to report improved earnings and increased freight shipments, a positive indication of further opportunities for the Rail business going into 2012.

Harsco Industrial

Sales in the quarter increased approximately 22 percent to $75 million, from last year's second quarter sales of $61 million. Operating income in the second quarter was $13.0 million, compared with operating income of $13.7 million last year. Operating margins in the quarter were 17.4 percent, lower than operating margins of 22.4 percent in last year's second quarter. The decline in operating income and margins in the quarter was the result of product mix and to a lesser extent higher LIFO costs.

The outlook for this Segment continues to be favorable as the business expands across the globe and bidding activity is very strong. The second half 2011 performance is expected to slightly improve over last year's comparable period.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first half of 2011 was $66.9 million, compared with $125.7 million for the prior year. The decline in cash from operations is due principally to higher working capital from increased sales and timing of cash receipts. Over $40 million in cash was collected during the first few days of July that had been forecasted for receipt in late June. Also, working capital was adversely affected by $15 million in cash used for the fourth quarter 2010 restructuring of Harsco Infrastructure. As in prior years, the Company expects that the preponderance of cash flow from operations will be realized in the second half, particularly the fourth quarter.

Net cash used by investing activities was $129.7 million, compared with $84.2 million in the first half of 2010. The increase in capital expenditures is due to contract renewals and new contract signings, principally in the Metals & Minerals Segment, where bidding activity remains strong.

The total debt to capital ratio at June 30, 2011 was 38.0 percent, unchanged from March 31, 2011 and slightly higher than the 37.6 percent ratio at December 31, 2010, which was the Company's lowest level since 1998. Total debt outstanding stood at $948.5 million as of June 30, 2011, compared with $884.9 million at the end of 2010.

Economic Value Added (EVA®) improved in the second quarter and first half of 2011 over the comparable periods in 2010, due principally to higher earnings and to a lesser extent lower capital employed.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com.  The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 80877159. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation is a global solutions company serving major industries that are fundamental to worldwide infrastructure development and economic growth. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Revenues from continuing operations:
Service revenues	$723,516	$638,387	$1,377,043	$1,237,433
Product revenues	151,575	148,134	277,103	291,494
Total revenues	875,091	786,521	1,654,146	1,528,927

Costs and expenses from continuing operations:
Cost of services sold	572,216	501,287	1,098,194	987,919
Cost of products sold	94,997	89,228	179,438	182,029
Selling, general and administrative expenses	141,162	133,763	278,951	270,090
Research and development expenses	1,373	770	2,713	1,685
Other (income) expenses	910	(394)	1,381	(2,903)
Total costs and expenses	810,658	724,654	1,560,677	1,438,820

Operating income from continuing operations	64,433	61,867	93,469	90,107

Interest income	619	651	1,339	1,111
Interest expense	(12,644)	(15,411)	(24,579)	(31,530)

Income from continuing operations before income taxes and equity income	52,408	47,107	70,229	59,688

Income tax expense	(13,335)	(12,870)	(17,735)	(15,904)
Equity in income of unconsolidated entities, net	125	59	336	189

Income from continuing operations	39,198	34,296	52,830	43,973

Discontinued operations:
Loss from discontinued business	(744)	(4,626)	(2,072)	(4,788)
Income tax benefit related to discontinued business	286	1,791	789	2,204
Loss from discontinued operations	(458)	(2,835)	(1,283)	(2,584)
Net Income	38,740	31,461	51,547	41,389
Less: Net income attributable to noncontrolling interests	(1,013)	(1,798)	(2,389)	(3,692)
Net Income attributable to Harsco Corporation	$37,727	$29,663	$49,158	$37,697

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$38,185	$32,498	$50,441	$40,281
Loss from discontinued operations, net of tax	(458)	(2,835)	(1,283)	(2,584)
Net income attributable to Harsco Corporation common stockholders	$37,727	$29,663	$49,158	$37,697

Weighted-average shares of common stock outstanding	80,749	80,559	80,722	80,551
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.47	$0.40	$0.62	$0.50
Discontinued operations	(0.01)	(0.04)	(0.02)	(0.03)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.47 (a)	$ 0.37 (a)	$ 0.61 (a)	$0.47

Diluted weighted-average shares of common stock outstanding	81,010	80,735	80,977	80,739
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.47	$0.40	$0.62	$0.50
Discontinued operations	(0.01)	(0.04)	(0.02)	(0.03)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.47 (a)	$ 0.37 (a)	$ 0.61 (a)	$0.47
(a) Does not total due to rounding.

HARSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)
	June 30	December 31
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$95,295	$124,238
Trade accounts receivable, net	699,255	585,301
Other receivables	29,652	29,299
Inventories	295,520	271,617
Other current assets	112,432	144,491
Total current assets	1,232,154	1,154,946
Property, plant and equipment, net	1,439,796	1,366,973
Goodwill	711,872	690,787
Intangible assets, net	107,566	120,959
Other assets	128,658	135,555
Total assets	$3,620,046	$3,469,220
LIABILITIES
Current liabilities:
Short-term borrowings	$89,561	$31,197
Current maturities of long-term debt	3,471	4,011
Accounts payable	282,503	261,509
Accrued compensation	88,974	83,928
Income taxes payable	8,479	9,718
Dividends payable	16,542	16,505
Insurance liabilities	23,486	25,844
Advances on contracts	113,962	128,794
Other current liabilities	201,066	206,358
Total current liabilities	828,044	767,864
Long-term debt	855,490	849,724
Deferred income taxes	46,897	35,642
Insurance liabilities	63,095	62,202
Retirement plan liabilities	210,430	223,777
Other liabilities	66,975	61,866
Total liabilities	2,070,931	2,001,075
EQUITY
Harsco Corporation stockholders' equity:
Common stock	139,773	139,514
Additional paid-in capital	145,363	141,298
Accumulated other comprehensive loss	(128,010)	(185,932)
Retained earnings	2,089,986	2,073,920
Treasury stock	(738,016)	(737,106)
Total Harsco Corporation stockholders' equity	1,509,096	1,431,694
Noncontrolling interests	40,019	36,451
Total equity	1,549,115	1,468,145
Total liabilities and equity	$3,620,046	$3,469,220

HARSCO CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)
	Six Months Ended
	June 30
	2011	2010

Cash flows from operating activities:
Net income	$51,547	$41,389
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	137,631	139,918
Amortization	17,295	18,016
Equity in income of unconsolidated entities, net	(336)	(189)
Dividends or distributions from unconsolidated entities	160	176
Other, net	(3,992)	(14,337)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	(87,027)	(81,129)
Inventories	(14,507)	13,367
Accounts payable	9,382	16,771
Accrued interest payable	405	11,370
Accrued compensation	1,919	13,790
Harsco Infrastructure Segment Restructuring Program accrual	(11,146)	--
Other assets and liabilities	(34,466)	(33,492)

Net cash provided by operating activities	66,865	125,650

Cash flows from investing activities:
Purchases of property, plant and equipment	(166,876)	(74,590)
Proceeds from sale of assets	33,388	16,288
Purchases of businesses, net of cash acquired	--	(27,643)
Other investing activities	3,831	1,720

Net cash used by investing activities	(129,657)	(84,225)

Cash flows from financing activities:
Short-term borrowings, net	57,597	3,485
Current maturities and long-term debt:
Additions	166,924	180,890
Reductions	(162,460)	(177,117)
Cash dividends paid on common stock	(33,042)	(32,964)
Dividends paid to noncontrolling interests	(600)	(3,948)
Contributions of equity from noncontrolling interests	660	354
Common stock issued-options	1,330	437

Net cash provided (used) by financing activities	30,409	(28,863)

Effect of exchange rate changes on cash	3,440	(4,294)

Net increase (decrease) in cash and cash equivalents	(28,943)	8,268

Cash and cash equivalents at beginning of period	124,238	94,184

Cash and cash equivalents at end of period	$95,295	$102,452

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
(In thousands)

	Three Months Ended		Three Months Ended
	June 30, 2011		June 30, 2010

	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Metals & Minerals	$423,789	$35,252	$376,188	$40,702

Harsco Infrastructure	298,334	(5,088)	262,653	(13,551)

Harsco Rail	77,945	22,520	86,327	21,614

Harsco Industrial	75,023	13,044	61,313	13,716

General Corporate	--	(1,295)	40	(614)

Consolidated Totals	$875,091	$64,433	$786,521	$61,867

	Six Months Ended		Six Months Ended
	June 30, 2011		June 30, 2010

(In thousands)	Sales	Operating Income (loss)	Sales	Operating Income (loss)

Harsco Metal & Minerals	$815,526	$63,857	$720,450	$59,986

Harsco Infrastructure	559,901	(22,579)	513,282	(32,823)

Harsco Rail	140,547	30,643	181,729	42,029

Harsco Industrial	138,172	23,718	113,366	22,094

General Corporate	--	(2,170)	100	(1,179)

Consolidated Totals	$1,654,146	$93,469	$1,528,927	$90,107
CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com